Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Full Year 2021 Worldwide Net Sales Up 16% to $1.9 Billion

Profitability Improved Significantly with Full Year Diluted EPS of $0.48 and Adjusted EPS of $1.12

Provides 2022 Outlook

Richardson, TX, March 9, 2022 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the fourth quarter and fiscal year ended January 1, 2022.

Quarter and Full Year Highlights

•Fourth quarter worldwide net sales increased to $604 million, up 14% on a reported basis and 16% in constant currency, led by 26% and 21% sales growth in the Americas and Europe regions, respectively.

•Full year worldwide net sales increased to $1.9 billion, up 16% on a reported basis and 14% in constant currency. Net sales through all digital channels grew 23% and 74%, on a reported basis, compared to full year 2020 and 2019, respectively, and represented 41% of worldwide net sales.

•Full year operating income increased to $93 million, or 5% of net sales, compared to operating loss of $135 million, or negative 8.4% of net sales a year ago. Adjusted operating income increased to $124 million compared to an adjusted operating loss of $65 million last year, while adjusted operating margin expanded to 6.6% from negative 4%.
•Full year diluted earnings per share was $0.48 and adjusted earnings per share was $1.12 as compared to diluted loss per share of $1.88 and adjusted loss per share of $0.79 in the prior year.

•Balance sheet strengthened with the completion of a $150 million unsecured senior notes offering in November 2021. As of January 1, 2022, total liquidity was $451 million, consisting of cash and cash equivalents of $251 million and $200 million of borrowing availability, and total debt was $142 million.

“Our 2021 financial results reflect increasing consumer demand and strength across key categories and regions,” said Kosta Kartsotis, Chairman and CEO. “Despite ongoing macro challenges, including pandemic related restrictions and supply chain headwinds, superior execution by our teams resulted in double-digit topline growth of 16% and significantly improved profitability.

During the year, we successfully completed our $250 million New World Fossil 2.0 – Transform to Grow program and accelerated strategic investments in digital capabilities and brand building to drive customer engagement and increase lifetime value.”

Kartsotis concluded, “With a leaner cost structure and a more robust data-driven digital platform, we entered 2022 well-positioned to capitalize on improving brand strength and consumer demand. While we recognize that current geopolitical circumstances may impact consumer sentiment, we remain confident that executing our core operating and growth strategies will enable us to deliver sustainable, profitable growth and value creation for our shareholders over the long-term.”

Fourth Quarter 2021 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $604.2 million, an increase of 14% on a reported basis and 16% in constant currency compared to $528.1 million in the fourth quarter of fiscal 2020. Net sales, in constant currency, grew 26% in the Americas and 21% in Europe while decreasing 11% in Asia versus the same quarter last year. Traditional watch sales grew 18% in constant currency in the fourth quarter compared to the prior year period. Additionally, total digital sales grew 7%, on a reported basis, in the fourth quarter and represented 40% of worldwide net sales.

•Gross profit totaled $302.4 million compared to $259.6 million in the fourth quarter of 2020. Gross margin increased 90 basis points to 50.1% versus 49.2% a year ago and primarily reflected decreased promotional activity, favorable currency impacts and reduced smartwatch product liquidation. These benefits were partially offset by increased freight costs, minimum licensor royalty cost reductions in the prior year fourth quarter and unfavorable regional mix.

•Operating expenses totaled $255.2 million compared to $241.3 million a year ago. As a percentage of net sales, operating expenses were 42.2% in the fourth quarter of 2021 compared to 45.7% in the prior year fourth quarter. Selling, general and administrative (“SG&A”) expenses were $249.1 million compared to $223.9 million in the fourth quarter of 2020. As a percentage of net sales, SG&A expenses were 41.2% in the fourth quarter of 2021 compared to 42.4% in the prior year fourth quarter, largely driven by the contraction of sales in fiscal year 2020 due to the COVID-19 pandemic and cost reductions driven by New World Fossil initiatives.

•Operating income increased to $47.2 million compared to $18.3 million in the fourth quarter of 2020. Operating margin was 7.8% in the fourth quarter of 2021 compared to 3.5% in the prior year fourth quarter. Adjusted operating income totaled $53.3 million compared to $35.7 million in the fourth quarter of 2020. Adjusted operating margin was 8.8% in the fourth quarter of 2021 compared to 6.8% in the prior year fourth quarter.

•Interest expense decreased to $4.8 million compared to $8.5 million in the fourth quarter of 2020, primarily driven by a lower debt balance.

•Other income (expense) was an expense of $15.4 million, including a $13.0 million loss on extinguishment of debt, compared to income of $1.6 million in the fourth quarter of 2020.

•Income (loss) before income taxes was $27.1 million compared to $11.4 million in the fourth quarter of 2020.

•Adjusted EBITDA was $57.6 million, or 9.5% of net sales in the fourth quarter of 2021 and $50.0 million, or 9.5% in the prior year period.

•Net income totaled $19.6 million with earnings per diluted share of $0.37, which compares to a net loss of $3.9 million and net loss per diluted share of $0.08 in the prior year period. Adjusted net income for the quarter was $33.6 million with adjusted earnings per diluted share of $0.64 compared to adjusted net income of $9.8 million with adjusted earnings per diluted share of $0.19 in the prior year period. During the fourth quarter of 2021, currencies favorably affected income per diluted share by approximately $0.02.

 Full Year 2021 Operating Results

•Net sales totaled $1.9 billion, an increase of 16% on a reported basis and 14% in constant currency compared to $1.6 billion in full year 2020. Net sales, in constant currency, grew in all regions with the Americas at 21%, Europe at 14% and Asia at 2% versus the prior year. Traditional watch sales grew 19% in constant currency versus the prior year. Additionally, total digital sales grew 23%, on a reported basis, for the full year and represented 41% of worldwide net sales.
•Gross profit totaled $966.4 million compared to $770.4 million in 2020. Gross margin increased 400 basis points to 51.7% versus 47.7% a year ago. The gross margin improvement primarily reflects decreased liquidation and inventory valuation adjustments of older generation smartwatch products (which most heavily impacted the first quarter of fiscal year 2020), favorable currency changes and decreased promotional activity. Additionally, the gross profit margin rate was favorably impacted by reduced tariffs and reduced levels of minimum licensed product royalties, partially offset by increased freight costs and unfavorable regional mix and product mix.

•Operating expenses totaled $873.7 million compared to $905.7 million in fiscal year 2020. As a percentage of net sales, operating expenses were 46.7% for full year 2021 compared to 56.1% in the prior year. Selling, general and administrative (“SG&A”) expenses were $842.6 million compared to $835.1 million in fiscal year 2020. As a percentage of net sales, SG&A expenses were 45.1% in full year 2021 compared to 51.8% in the prior year, mainly driven by the contraction of sales in fiscal year 2020 due to the COVID-19 pandemic and cost reductions driven by New World Fossil initiatives.

•Operating income increased to $92.6 million compared to operating loss of $135.3 million in full year 2020. Operating margin was 5.0% for full year 2021 compared to (8.4%) in the prior year. Adjusted operating income totaled $123.7 million compared to adjusted operating loss of $64.7 million in full year 2020. Adjusted operating margin was 6.6% for full year 2021 compared to (4.0%) in the prior year.

•Interest expense decreased to $25.1 million compared to $31.8 million in full year 2020, primarily driven by a lower debt balance.

•Other income (expense) was an expense of $14.5 million, including a $13.0 million loss on extinguishment of debt, compared to expense of $4.8 million in full year 2020.

•Income (loss) before income taxes was income of $53.1 million compared to loss of $172.0 million in the prior year.

•Adjusted EBITDA was $159.6 million, or 8.5% of net sales in full year 2021 and $7.7 million, or 0.5% in the prior year.

•Net income totaled $25.4 million with earnings per diluted share of $0.48, which compares to a net loss of $96.1 million and loss per diluted share of $1.88 in the prior year period. Adjusted net income was $59.2 million with adjusted earnings per diluted share of $1.12 compared to adjusted net loss of $40.3 million with adjusted loss per share of $0.79 in the prior year period. During full year 2021, currencies favorably affected income per diluted share by approximately $0.46.

Balance Sheet Summary

As of January 1, 2022, we had total liquidity of $451 million, comprised of $251 million of cash and cash equivalents and $200 million of availability under our revolving credit facility. Total debt was $142 million, including $150 million under our 7% senior notes due 2026, partially offset by $9 million of debt issuance costs. Inventories at year-end totaled $347 million, an increase of 17% versus a year ago.

Outlook

For full year 2022, we expect worldwide net sales growth of approximately 2% to 6%, with stronger year-over-year growth coming in the second half of the year. The Company also expects full year Adjusted operating income(1) margin in the range of approximately 6% to 7%. Our annual revenue guidance range assumes a negative foreign currency impact of approximately 250 basis points based on prevailing rates.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar;

(1) A reconciliation of Adjusted operating income, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating Adjusted operating income.

lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors, PUMA and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 53 Weeks Ended
($ in millions, except per share data):	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net sales	$604.2	$528.1	$1,870.0	$1,613.3
Cost of sales	301.8	268.5	903.6	842.9
Gross profit	302.4	259.6	966.4	770.4
Gross margin (% of net sales)	50.1%	49.2%	51.7%	47.7%
Operating expenses:
Selling, general and administrative expenses	249.1	223.9	842.6	835.1
Trade name impairments	—	—	—	2.5
Other long-lived asset impairments	2.9	6.5	9.2	31.6
Restructuring charges	3.2	10.9	21.9	36.5
Total operating expenses	$255.2	$241.3	$873.7	$905.7
Total operating expenses (% of net sales)	42.2%	45.7%	46.7%	56.1%
Operating income (loss)	47.2	18.3	92.7	(135.3)
Operating margin (% of net sales)	7.8%	3.5%	5.0%	(8.4)%
Interest expense	4.8	8.4	25.1	31.8
Other income (expense) - net	(15.3)	1.6	(14.5)	(4.8)
Income (loss) before income taxes	27.1	11.5	53.1	(171.9)
Provision for income taxes	7.3	15.2	26.5	(76.0)
Less: Net income attributable to noncontrolling interest	0.2	0.2	1.2	0.2
Net income attributable to Fossil Group, Inc.	$19.6	$(3.9)	$25.4	$(96.1)
Earnings per share:
Basic	$0.38	$(0.08)	$0.49	$(1.88)
Diluted	$0.37	$(0.08)	$0.48	$(1.88)
Weighted average common shares outstanding:
Basic	52.1	51.5	52.0	51.1
Diluted	52.9	51.5	52.8	51.1

Consolidated Balance Sheet Data ($ in millions):	January 1, 2022	January 2, 2021
Assets:
Cash and cash equivalents	$250.8	$316.0
Accounts receivable - net	255.1	229.8
Inventories	346.9	295.3
Other current assets	169.9	149.4
Total current assets	1,022.7	990.5
Property, plant and equipment - net	89.8	114.0
Operating lease right-of-use assets	177.6	226.8
Intangible and other assets - net	78.6	147.2
Total long-term assets	346.0	488.0
Total assets	$1,368.7	$1,478.5

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$535.0	$516.9
Short-term debt	0.6	41.6
Total current liabilities	535.6	558.5
Long-term debt	141.4	185.9
Long-term operating lease liabilities	174.5	230.6
Other long-term liabilities	51.8	63.5
Total long-term liabilities	367.7	480.0
Stockholders’ equity	465.4	440.0
Total liabilities and stockholders’ equity	$1,368.7	$1,478.5

Constant Currency Financial Information
The following tables present our business segment and product net sales on a constant currency basis, which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales				Net Sales
	For the 13 Weeks Ended				For the 53 Weeks Ended
	January 1, 2022			January 2, 2021	January 1, 2022			January 2, 2021
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$262.9	$(0.7)	$262.2	$208.4	$785.9	$(6.2)	$779.7	$642.2
Europe	210.7	6.3	217.0	179.3	610.2	(13.4)	596.8	522.4
Asia	123.5	0.3	123.8	139.2	455.2	(13.7)	441.5	434.3
Corporate	7.1	—	7.1	1.2	18.7	(0.1)	18.6	14.4
Total net sales	$604.2	$5.9	$610.1	$528.1	$1,870.0	$(33.4)	$1,836.6	$1,613.3

Product Categories:
Watches:
Traditional watches	$409.7	$2.9	$412.6	$348.4	$1,288.5	$(25.1)	$1,263.4	$1,057.9
Smartwatches	73.8	1.3	75.1	78.6	223.9	(2.2)	221.7	248.8
Total Watches	$483.5	$4.2	$487.7	$427.0	$1,512.4	$(27.3)	$1,485.1	$1,306.7
Leathers	53.8	0.4	54.2	62.0	157.6	(2.4)	155.2	173.6
Jewelry	53.8	1.1	54.9	32.5	158.8	(3.0)	155.8	96.1
Other	13.1	0.2	13.3	6.6	41.2	(0.7)	40.5	36.9
Total net sales	$604.2	$5.9	$610.1	$528.1	$1,870.0	$(33.4)	$1,836.6	$1,613.3
`

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	Fiscal 2021
($ in millions):	Q1	Q2	Q3(1)	Q4	Total
Income (loss) before income taxes	$(22.2)	$7.3	$40.9	$27.1	$53.1
Plus:
Interest expense	7.3	6.5	6.4	4.8	25.1
Amortization and depreciation	8.9	7.5	7.0	6.2	29.6
Impairment expense	4.5	1.3	0.6	2.9	9.2
Other non-cash charges	(0.2)	(0.4)	1.1	(0.6)	(0.1)
Stock-based compensation	1.8	2.5	2.9	2.4	9.5
Restructuring expense	7.5	5.7	5.4	3.2	21.9
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	—	11.7	11.7
Less:
Interest Income	0.1	0.1	0.1	0.1	0.4
Adjusted EBITDA	$7.5	$30.3	$64.2	$57.6	$159.6
(1)   Prior period amounts have been adjusted to conform to the current period presentation.

	Fiscal 2020
($ in millions):	Q1	Q2	Q3	Q4	Total
Income (loss) before income taxes	$(149.1)	$(43.8)	$9.5	$11.5	$(172.0)
Plus:
Interest expense	7.5	7.9	8.0	8.4	31.9
Amortization and depreciation	12.2	10.7	10.3	10.0	43.1
Impairment expense	19.6	3.4	4.6	6.5	34.0
Other non-cash charges	18.4	2.1	2.0	1.0	23.7
Stock-based compensation	3.1	2.9	3.2	1.9	11.1
Restructuring expense	9.4	10.5	5.7	10.9	36.5
Less:
Interest Income	0.2	0.1	0.1	0.2	0.6
Adjusted EBITDA	$(79.2)	$(6.4)	$43.3	$50.0	$7.7

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended January 1, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$47.2	$2.9	$3.2	$—	$53.3
Operating margin (% of net sales)	7.8%				8.8%
Interest expense	4.8	—	—	—	4.8
Other income (expense) - net	(15.3)	—	—	11.7	(3.6)
Income (loss) before income taxes	27.1	2.9	3.2	11.7	44.9
Provision for income taxes	7.3	0.6	0.7	2.5	11.1
Less: Net income attributable to noncontrolling interest	0.2	—	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$19.6	$2.3	$2.5	$9.2	$33.6
Diluted earnings (loss) per share	$0.37	$0.04	$0.05	$0.17	$0.64

	For the 13 Weeks Ended January 2, 2021
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$18.3	$6.5	$10.9	$35.7
Operating margin (% of net sales)	3.5%			6.8%
Interest expense	8.5	—	—	8.5
Other income (expense) - net	1.6	—	—	1.6
Income (loss) before income taxes	11.4	6.5	10.9	28.8
Provision for income taxes	15.2	1.4	2.3	18.9
Less: Net income attributable to noncontrolling interest	0.2	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$(3.9)	$5.1	$8.6	$9.8
Diluted earnings (loss) per share	$(0.08)	$0.10	$0.17	$0.19

	For the 52 Weeks Ended January 1, 2022
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Restructuring expenses	Unamortized debt issuance costs included in loss on extinguishment of debt	As Adjusted
Operating income (loss)	$92.6	$9.2	$21.9	$—	$123.7
Operating margin (% of net sales)	5.0%				6.6%
Interest expense	25.1	—	—	—	25.1
Other income (expense) - net	(14.5)	—	—	11.7	(2.8)
Income (loss) before income taxes	53.0	9.2	21.9	11.7	95.8
Provision for income taxes	26.4	1.9	4.6	2.5	35.4
Less: Net income attributable to noncontrolling interest	1.2	—	—	—	1.2
Net income (loss) attributable to Fossil Group, Inc.	$25.4	$7.3	$17.3	$9.2	$59.2
Diluted earnings (loss) per share	$0.48	$0.14	$0.33	$0.17	$1.12

	For the 53 Weeks Ended January 2, 2021
($ in millions, except per share data):	As Reported	Other long-lived asset impairment	Trade name impairment	Restructuring expenses	As Adjusted
Operating income (loss)	$(135.3)	$31.6	$2.5	$36.5	$(64.7)
Operating margin (% of net sales)	(8.4)%				(4.0)%
Interest expense	31.8	—	—	—	31.8
Other income (expense) - net	(4.8)	—	—	—	(4.8)
Income (loss) before income taxes	(171.9)	31.6	2.5	36.5	(101.3)
Provision for income taxes	(76.0)	6.6	0.5	7.7	(61.2)
Less: Net income attributable to noncontrolling interest	0.2	—	—	—	0.2
Net income (loss) attributable to Fossil Group, Inc.	$(96.1)	$25.0	$2.0	$28.8	$(40.3)
Diluted earnings (loss) per share	$(1.88)	$0.49	$0.04	$0.56	$(0.79)

Store Count Information

	January 1, 2022				January 2, 2021
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Accessory stores	65	49	52	166	72	68	54	194
Outlets	97	74	28	199	113	76	32	221
Full priced multi-brand	—	2	3	5	—	3	3	6
Total stores	162	125	83	370	185	147	89	421

END OF RELEASE